Exhibit 99.1

Stereotaxis Announces CFO Transition

ST. LOUIS, MO, Sept. 16, 2019 – Stereotaxis (NYSE American: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today announced that Kimberly Peery has been appointed Stereotaxis Chief Financial Officer, effective October 1, 2019. Martin Stammer, who has served as Chief Financial Officer since 2013, has accepted a position as the CFO of a large professional services firm headquartered in the St. Louis area and will resign from the Company, effective September 30, 2019.

“I have really enjoyed my time at Stereotaxis and firmly believe in the future of the Company,” said Martin Stammer. “I have the utmost confidence in Kim and her team and look forward to seeing them achieve many additional milestones.”

Kimberly Peery joined Stereotaxis in 2003 and currently serves as Vice President of Finance. Prior to Stereotaxis, she served as a controller at various private companies. Ms. Peery is a Certified Public Accountant and earned a Bachelor of Science in Accounting and Master of Science in Accounting and Computer Science from Southern Illinois University, Edwardsville. She commented, “I appreciate the confidence placed in me by the Stereotaxis Board of Directors and look forward to becoming CFO in this exciting period for Stereotaxis.”

David Fischel, Chairman and CEO of Stereotaxis, commented, “I appreciate Marty’s contributions to Stereotaxis over many years and wish him well in his future endeavors. He leaves us in a strong position following our recently completed financing and uplisting to the NYSE American. I am excited to work with Kim and congratulate her on her new leadership role.”

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ robotic technology has received various regulatory clearances in the United States, European Union, Japan, Canada, China, and elsewhere. The Stereotaxis Genesis RMN System is CE marked and will become available in other global geographies subject to regulatory approvals. Stereotaxis Imaging Model S is CE marked and FDA cleared. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional financing, in either case on acceptable terms, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Martin C. Stammer

Chief Financial Officer

314-678-6100

investors@stereotaxis.com